SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                              FORM 12b-25
                      NOTIFICATION OF LATE FILING
                             (Check One):

     [  ]  Form 10-K    [  ]  Form 20-F    [  ]  Form 11-K    [X]  Form 10-Q
           [  ]  Form N-SAR
     For Period Ended: June 30, 1995
     [  ]  Transition Report on Form 10-K
     [  ]  Transition Report on Form 20-F
     [  ]  Transition Report on Form 11-K
     [  ]  Transition Report on Form 10-Q
     [  ]  Transition Report on Form N-SAR
     For the Transition Period Ended:
               ________________________________________

     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
               ________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I -- Registrant Information
               ________________________________________

Full Name of registrant:              ADDINGTON RESOURCES, INC.
Former Name if Applicable:
Address of Principal Executive
   Office (Street and Number):        1500 North Big Run Road
City, State and Zip Code:             Ashland, Kentucky 41102
               ________________________________________

Part II -- Rules 12b-25(b) and (c)
               ________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b) [Paragraph 23, 047], the following should be completed. (Check appropriate box).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
               ________________________________________

Part III -- Narrative

               ________________________________________

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     On August 4, 1995, four new directors were appointed to, and one previous director resigned from, the Board of Directors of the registrant. The reconstituted Board of Directors is reviewing the Company's non-environmental businesses. The registrant expects that the Form 10-Q for quarter ended June 30, 1995 will reflect substantial write downs relating to these businesses.
               ________________________________________

Part IV -- Other Information
               ________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

     R. Douglas Striebel         (606) 928-3433
          (Name)                 (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d)
of the Securities Exchange act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       [X] Yes   [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       [X] Yes   [  ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       ADDINGTON RESOURCES, INC.
             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 14, 1995              By:  /s/ R. Douglas Striebel
                                         -------------------------
                                         R. Douglas Striebel
                                         Chief Financial Officer